UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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BLUELINX HOLDINGS INC.

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BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339

April 16, 2009

Dear Stockholder:

I am pleased to invite you to the 2009 Annual Meeting of Stockholders of BlueLinx Holdings Inc. The meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Wednesday, May 20, 2009 at 1:00 p.m. Eastern Time. The matters to be voted upon at the meeting are listed in the accompanying notice of the Annual Meeting, and are described in more detail in the accompanying proxy statement and proxy card. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and mail promptly the enclosed proxy card in the envelope provided to ensure that your vote will be counted. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.

On behalf of the Board of Directors, management and employees of BlueLinx, I extend our appreciation for your continued support and look forward to meeting with you.

Very truly yours,

George R. Judd
President and Chief Executive Officer

BLUELINX HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of BlueLinx Holdings Inc. will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Wednesday, May 20, 2009, at 1:00 p.m. Eastern Time, for the following purposes:

1. to elect ten directors to hold office until the 2010 annual meeting of stockholders or until their successors are duly elected and qualified;

2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009; and

3. to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 3, 2009, will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.

The Board of Directors unanimously recommends voting FOR the above proposals.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid reply envelope. This will assist us in preparing for the meeting.

By Order of the Board of Directors,

Matthew R. Nozemack,
Secretary

April 16, 2009
Atlanta, Georgia

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 20, 2009

Under new rules promulgated by the Securities and Exchange Commission, BlueLinx Holdings Inc. is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.

You may access the following proxy materials as of the date they are first mailed to our stockholders by visiting the Investor Relations page of our website, www.bluelinxco.com.

•	Notice of 2009 Annual Meeting of Stockholders to be held on Wednesday, May 20, 2009;

•	Proxy Statement for 2009 Annual Meeting of Stockholders to be held on Wednesday, May 20, 2009;

•	Proxy card form for 2009 Annual Meeting of Stockholders to be held on Wednesday, May 20, 2009; and

•	Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. In accordance with the new SEC rules, the proxy materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.

The enclosed proxy is being solicited by the Board of Directors of BlueLinx Holdings Inc. (“BlueLinx,” “us,” “we,” “our,” or the “Company”) for the 2009 Annual Meeting of Stockholders or any postponement or adjournment of the meeting, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

Copies of this proxy statement, the form of proxy and the annual report will be mailed to stockholders on or about April 16, 2009. The proxy statement and annual report are also available on the investor relations page of our website at www.bluelinxco.com.

Attending the Annual Meeting

The annual meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Wednesday, May 20, 2009 at 1:00 p.m. Eastern Time. Holders of our common stock as of the close of business on April 3, 2009 will be entitled to attend and vote at the meeting.

i

BLUELINX HOLDINGS INC.
4300 Wildwood Parkway
Atlanta, Georgia 30339
770-953-7000

GENERAL INFORMATION

Why did I receive this proxy statement?

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) to be voted at the annual meeting of our stockholders to be held on May 20, 2009, and any adjournment thereof, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” The meeting will be held at our headquarters, 4300 Wildwood Parkway, Atlanta, Georgia 30339, on Wednesday, May 20, 2009 at 1:00 p.m. Eastern Time. This proxy statement and accompanying proxy card are being first sent or given to our stockholders on or about April 16, 2009. Our annual report on Form 10-K for the year ended January 3, 2009, accompanies this proxy statement.

Who is soliciting my vote?

Our Board is soliciting your vote at the 2009 Annual Meeting of BlueLinx Stockholders.

Who is entitled to vote?

Only our stockholders of record at the close of business on April 3, 2009, the “Record Date,” are entitled to receive notice of the meeting, attend the meeting and to vote the shares of our common stock that they held on that date at the meeting, or any adjournment thereof. Each outstanding share that you own as of the Record Date entitles you to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a stockholder of record, your name will appear on our stockholder list.

What will I vote on?

Two items:

•	the election of ten directors to our Board; and

•	the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the meeting. Nonetheless, if there is an unforeseen matter raised, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.

How many votes must be present to conduct business at the meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, we had 32,642,043 shares of common stock outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our secretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board of Directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. Our Board recommends a vote FOR the election of the nominated slate of directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009.

What vote is required to approve each item?

•	Election of Directors. A nominee will be elected as a director if he receives a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the ten director nominees receiving the most votes will be elected. Broker non-votes and marking your proxy card to withhold authority for all or some nominees will not be counted either for or against a director nominee.

•	Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009. Abstentions and broker non-votes will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum?

Abstentions, broker non-votes and votes withheld for director nominees or the ratification of our independent registered public accounting firm count as “shares present” at the meeting for purposes of determining whether a quorum is present.

What if I don’t vote for some or all of the matters listed on my proxy card?

If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not indicate a vote on:

•	FOR the director nominees to the Board listed on the proxy card; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009.

How will proxies be solicited?

Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. This proxy statement and our annual report on Form 10-K are available on our website at www.bluelinxco.com.

Who are our largest stockholders?

As of the date of this proxy statement, Cerberus ABP Investor LLC, an affiliate of Cerberus Capital Management, L.P., or Cerberus, owned 18,100,000 shares of our common stock, representing approximately 55% of the then outstanding shares of common stock of BlueLinx.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board currently consists of ten members. Each of our current directors has been nominated for reelection and has consented to stand for reelection.

The terms of all of the members of our Board will expire at the next annual meeting after their election, or until their successors, if any, are elected and appointed. If you do not wish your shares of common stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. If, for any reason, any of the nominees become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Our Board unanimously recommends a vote FOR each of the following nominees:

• Howard S. Cohen	• Charles H. McElrea

• Richard S. Grant	• Alan H. Schumacher

• George R. Judd	• Mark A. Suwyn

• Richard B. Marchese	• Robert G. Warden

• Steven F. Mayer	• M. Richard Warner

Biographical information about these nominees can be found under “Identification of Executive Officers and Directors” elsewhere in this proxy statement.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2009. Ernst & Young LLP has served as our independent registered public accounting firm since our inception. While stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our board is submitting the selection of Ernst & Young LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the audit committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.

Ernst & Young LLP has advised us that it has no direct, nor any material indirect, financial interest in us or any of our subsidiaries. We expect that representatives of Ernst & Young LLP will be present at the meeting to make any statement they may desire and to respond to appropriate questions from our stockholders.

Fees Paid To Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed by Ernst & Young LLP for professional services for fiscal years 2008 and 2007, by category as described in the notes to the table:

	2008	2007

Audit Fees(1)	$1,560,000	$2,300,000
Audit-Related Fees(2)	145,000	209,695
Tax Fees	—	—
All Other Fees	—	—

TOTAL	$1,705,000	$2,509,695

(1)	Primarily includes fees related to audits of our consolidated financial statements, and reviews of interim financial statements and disclosures in filings with the Securities and Exchange Commission (“SEC”). Audit fees also included fees related to the audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Primarily consists of fees billed for services related to benefit plan audits.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all material audit services and non-audit services to be performed for us by our independent registered public accounting firm. There were no non-audit related services performed by Ernst & Young LLP for us during either fiscal year 2008 or fiscal year 2007. To the extent required by applicable law, the fees paid to the independent registered public accounting firm described above for fiscal years 2008 and 2007 were pre-approved by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals. The decisions of any such member shall be presented to the full Audit Committee at each of its scheduled meetings.

Our board unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Our Board met seven times during 2008. Each incumbent director attended at least 75% of the total of all board and committee meetings he was entitled to attend during 2008.

Our Board has reviewed the independence of each of its members based on the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable rules and regulations of the SEC and applicable rules and regulations of the New York Stock Exchange (“NYSE”). The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between each Board member and the Company. Based on its review, the Board has affirmatively determined, by resolution of the Board as a whole, that the following directors have no material relationship with us or any other matter of any kind that would impair their independence for purposes of serving on our Board and, therefore, satisfy the requirements to be considered independent under the NYSE listing standards applicable to the Board as well as satisfy the independence requirements applicable to audit committee membership: Richard S. Grant, Richard B. Marchese and Alan H. Schumacher.

As further described under “Controlled Company,” below, because we are a “controlled company,” we are exempt from the requirement that our Board be comprised of a majority of independent directors. Five members of our current Board are current or former employees of, or advisors to, Cerberus, the indirect holder of a majority of the outstanding shares of our common stock, and as such are not independent.

Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established the two standing committees described below, under “Committees of the Board of Directors.” The charter for each of these committees, as in effect from time to time, may be found on our website, www.bluelinxco.com. Each of these committees has the right to retain its own legal counsel and other advisors. All directors are encouraged to attend the annual meeting of stockholders. On the date of the 2008 annual meeting of stockholders there were nine members of the Board and eight members were present at the meeting.

Lead Director

The lead director’s duties generally include serving as the chairperson for all executive sessions of the non-management directors and communicating to the Chief Executive Officer the results of non-management executive board sessions. Mr. Cohen, the Chairman of the Board, currently serves as the Company’s lead director. Any interested party may contact the lead director by directing such communications to the lead director c/o Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339. Any such correspondence received by us will be forwarded to the lead director.

Committees of the Board of Directors

The Audit Committee

Our Board established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to assist our Board in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements and the independence and performance of our internal and external auditors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

The Audit Committee met ten times in 2008. The Audit Committee currently consists of Messrs. Grant, Marchese and Schumacher. As discussed above, our Board has affirmatively determined that Messrs. Grant, Marchese and Schumacher are each “independent,” as such term is defined under the rules of the SEC and the listing standards of the NYSE applicable to audit committee membership, and each meets the NYSE’s financial literacy requirements. Pursuant to its charter, the Audit Committee is comprised of at least three members appointed by our Board. Our Board has determined that Mr. Schumacher is an “audit committee financial expert,” as such term is defined under the applicable rules of the SEC.

The Audit Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the audit committee charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.

The Audit Committee has adopted a procedure to receive allegations on any fraudulent accounting issues through a toll-free telephone number as set out in our code of conduct and ethics. See “Corporate Governance Guidelines and Code of Ethics” below.

The Compensation Committee

The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and is empowered to: (1) establish a compensation policy for executive officers, including setting base salaries and incentive compensation; (2) review compensation practices and trends; (3) make recommendations as to compensation levels for executive officers; (4) approve employment contracts; (5) administer our equity and other incentive plans; and (6) undertake administration of other employee benefit plans. The Compensation Committee currently consists of Messrs. Marchese, Schumacher and Suwyn, and met seven times during 2008. As further described under “Controlled Company” below, because we are a “controlled company,” we are exempt from the requirement that the Compensation Committee be comprised solely of independent directors. Mr. Suwyn was formerly an advisor to Cerberus, and as such, is not considered independent.

The Compensation Committee has formally engaged Hewitt Associates to serve as an advisor to the Committee on executive compensation issues and to provide recommendations as to executive compensation levels. Hewitt provides ongoing executive compensation advisory services for the Committee as its independent compensation consultant. Pursuant to the terms of its written charter, the Compensation Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Committee, or to executive officers of the Company. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.

For more information on the role of the Compensation Committee and its processes and procedures for considering and determining executive officer compensation, see “Compensation Discussion and Analysis” beginning on page 11 of this proxy statement.

Controlled Company

We are a “controlled company” for purposes of the NYSE listing requirements. Our basis for this determination is that Cerberus ABP Investor LLC, an affiliate of Cerberus, owns 18,100,000, or approximately 55% of the outstanding shares of our common stock as of the record date of this proxy statement. Accordingly, we are exempt from the NYSE listing requirements that would otherwise mandate (1) a majority of independent directors on our Board, (2) a nominating committee of our Board, comprised solely of independent directors, to select or recommend nominees to our Board, and (3) a compensation committee of our Board, comprised solely of independent directors, to determine the compensation of our executive officers.

Nomination Process

Because we are a “controlled company,” we do not have a standing nominating committee comprised solely of independent directors or any other committee performing similar functions. Such matters are considered at meetings of our full Board. Due to the size of our Board, we do not foresee an immediate need to establish a separate nominating committee or adopt a charter to govern the nomination process. In addition, because we are a controlled company, we do not have a policy regarding our consideration of nominations or recommendations for director candidates by other stockholders. To the extent we receive any such nominations or recommendations, they will be considered at such time based on such factors as the Board considers relevant.

Our Board has generally used an informal process to identify and evaluate director candidates. We believe that identifying and nominating highly skilled and experienced director candidates is critical to our future. Our Board has previously engaged third parties to assist it in identifying qualified independent director candidates. Our Board encourages all directors, independent or otherwise, to identify potential director nominees. As a result, our Board believes that it is presented with a diverse and experienced group of candidates for discussion and consideration.

During the evaluation process, our Board seeks to identify director candidates with the highest personal and professional ethics, integrity and values. In the context of the needs of our Board at any given point in time, our Board will seek candidates with diverse experience in business, finance and other matters relevant to a company such as ours, prominence in their profession, concern for the interests of our stockholders and an understanding of our business. Additionally, our Board requires that director nominees have sufficient time to devote to our business and affairs.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table contains the name, age and position with our company of each of our executive officers and directors as of April 3, 2009. Their respective backgrounds are described in the text following the table.

Name	Age	Position

Howard S. Cohen	62	Chairman of the Board of Directors (Director since September 2007, Chairman since March 2008)
George R. Judd	48	President and Chief Executive Officer and Director (Director since October 2008)
H. Douglas Goforth	45	Senior Vice President, Chief Financial Officer and Treasurer
Dean A. Adelman	44	Chief Administrative Officer
Richard S. Grant	62	Director (since 2005)
Richard B. Marchese	67	Director (since 2005)
Steven F. Mayer	49	Director (since 2004)
Charles H. McElrea	58	Director (since 2004)
Alan H. Schumacher	62	Director (since 2004)
Mark A. Suwyn	66	Director (since 2005)
Robert G. Warden	36	Director (since 2004)
M. Richard Warner	57	Director (since March 2008)

Executive Officers

George R. Judd has served as our Chief Executive Officer since November 2008 and as our President since May 2004. Prior to that time, he worked for Georgia-Pacific Corporation in a variety of positions managing both inside and outside sales, national accounts and most recently as Vice President of Sales and Eastern Operations from 2002-2004. From 2000 until 2002, Mr. Judd worked as Vice President of the North and Midwest regions of the Distribution Division. He served as Vice President of the Southeast region from 1999 to 2000. Mr. Judd serves on the board of the Girl Scouts of Greater Atlanta and leads its design and construction committee. He graduated from Western Connecticut State University in 1984 with a Bachelor’s degree in Marketing.

H. Douglas Goforth has served as our Senior Vice President, Chief Financial Officer and Treasurer since February 2008. From November 2006 until February 2008, Mr. Goforth served as Vice President and Corporate Controller for Armor Holdings, Inc. which was acquired by BAE Systems in July 2007. Previously he served as Corporate Controller for BlueLinx from May 2004 until October 2006, where he played a key role in BlueLinx’ 2004 IPO. From 2002 until 2004 he served as Controller for the Distribution Division of Georgia-Pacific Corporation. Mr. Goforth has over 20 years of combined accounting, finance, treasury, acquisition and management experience with leading distribution and manufacturing companies including Mitsubishi Wireless Communications, Inc., Yamaha Motor Manufacturing, Inc. and Ingersoll-Rand. Mr. Goforth is a North Carolina State Board Certified Public Accountant and earned a Bachelor of Science in Accounting from Mars Hill College in North Carolina.

Dean A. Adelman has served as our Chief Administrative Officer since May 2008 and as our Vice President, Human Resources since October 2005. Prior to that time, he served as Vice President Human Resources, Staff Development & Training for Corrections Corporation of America. Previously, Mr. Adelman served as Vice President Human Resources for Arby’s Inc. (formerly RTM Restaurant Group) from 1998 to 2002. From 1991 to 1998, Mr. Adelman served as senior counsel for Georgia-Pacific Corporation. Mr. Adelman received his Masters of Business Administration from the Kellogg School of Management at Northwestern University, a Juris Doctor degree from the University of Georgia School of Law, and a Bachelor of Arts degree from the University of Georgia.

Nominees for Election as Director

Howard S. Cohen has served as Chairman of our Board since March 2008 and as a member of our Board since September 2007. Mr. Cohen served as our Interim Chief Executive Officer from March 2008 through

October 2008 and as our Executive Chairman from March 2008 through March 2009. Prior to joining our company as an executive officer, Mr. Cohen was a Senior Advisor of Cerberus. Mr. Cohen possesses 33 years of leadership experience, including service as President and CEO of four publicly-traded companies: GTECH Corporation, from 2001 to 2002; Bell & Howell, from 2000 to 2001; Sidus Systems Inc., from 1998 to 1999; and Peak Technologies Group, Inc., from 1996 to 1998. Mr. Cohen has also managed independent divisions of three Fortune 500 companies. Mr. Cohen also serves as the Chairman of the Board of Directors of Albertsons LLC and Hilco Receivables LLC, both of which are Cerberus portfolio companies. Cerberus is the indirect holder of a majority of the outstanding shares of our common stock.

Richard S. Grant has served as a member of our Board since December 2005. Previously, Mr. Grant served as a director of The BOC Group plc, until his retirement in 2002. Over thirty years of service with The BOC Group, Mr. Grant held various management positions, most recently as Chief Executive of BOC Process Gas Solutions, Chairman of CNC sa, a Mexican joint venture company, and he had group responsibility for Technology, Latin America and Continental Europe. Previous responsibilities included service as the BOC Regional Director for South Pacific/South Asia, Chairman of Elgas Ltd, an Australian LPG distributor, and before that as President of Ohmeda Medical Devices and Chief Executive Officer of Glasrock Home Healthcare Inc. Mr. Grant currently serves on the Board of Compass Minerals International Inc, where he is lead director, a member of the audit committee, and Chair of the nominating corporate governance committee.

George R. Judd has served as a member of our Board since October 2008. As an executive officer of our company, Mr. Judd’s background is described above.

Richard B. Marchese has served as a member of our Board since May 2005. He served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation since 1989 before retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation, and prior to that he served as the Controller of the Resin Division of Georgia-Pacific Corporation. Mr. Marchese is a member of the board of directors of Nalco Holding Company and Quality Distribution Inc. and a member of the board of managers of Quality Distribution LLC. Mr. Marchese serves on the audit committee of both Nalco Holding Company and Quality Distribution Inc.

Steven F. Mayer has served as a member of our Board since May 2004. He is a Managing Director of Cerberus. Prior to joining Cerberus in 2002 and since 2001, Mr. Mayer was an Executive Managing Director of Gores Technology Group. Prior to joining Gores, from 1996 to 2001, Mr. Mayer was a Managing Director of Libra Capital Partners, L.P. From 1994 until 1996, Mr. Mayer was a Managing Director of Aries Capital Group, LLC, a private equity investment firm that he co-founded. From 1992 until 1994, Mr. Mayer was a principal with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private investment firms. Prior to that time, Mr. Mayer was an attorney with Sullivan & Cromwell. Mr. Mayer is a member of the boards of directors of LNR Property Holdings Corp., Decision One Corporation, Spyglass Entertainment Holdings, LLC and Talecris Biotherapeutics Holdings Corp. Mr. Mayer received his A.B., cum laude, from Princeton University and his juris doctor degree, magna cum laude, from Harvard Law School. Cerberus is the indirect holder of a majority of the outstanding shares of our common stock.

Charles H. (Chuck) McElrea served as our Chief Executive Officer from May 2004 until his retirement from that position in October 2005, and has served as a member of our Board since May 2004. Prior to that time, Mr. McElrea worked at Georgia-Pacific for 26 years, most recently as President of the Distribution Division for four years and as Vice President of Finance, Information Technology and Strategy of Containerboard and Packaging for one year. Mr. McElrea held several other senior management positions including Vice President of Distribution Division Integrated Business Systems, Vice President of Packaging Division Business Planning & Logistics, Vice President of Pulp & Paper Logistics, Vice President of Purchasing and Vice President of the Bleached Board Division. He also held company positions in both manufacturing and finance/accounting. Mr. McElrea received a Bachelor’s degree in Business from California Polytechnic State University in 1977.

Alan H. Schumacher has served as a member of our Board since May 2004. He is a director of Noranda HoldCo and has been a director of that company since January 2008. He is a director of Traxis Group B.V. and has been a director of that company since December 2008. He also is a member of the board of directors of Quality Distribution Inc. and a member of the board of managers of Quality Distribution LLC and has served on those boards since May 2004. Mr. Schumacher is a member of the Federal Accounting Standards

Advisory Board and has served on that board since 2002. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where, from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and, from 1988 through 1996, he served as Vice President, Controller and Chief Accounting Officer.

Mark A. Suwyn has served as a member of our Board since May 2005. Mr. Suwyn is the Executive Chairman of NewPage Corporation and has served as Chairman of its Board since May 2005. He also served as Chief Executive Officer of NewPage Corporation from March 2006 until March 2009. Previously, he served as the Chairman and Chief Executive Officer of Louisiana-Pacific Corporation from 1996 to 2004. From 1992 to 1995, Mr. Suwyn served as Executive Vice President of International Paper Co. Mr. Suwyn has also served as Senior Vice President of E.I. du Pont de Nemours and Company. Mr. Suwyn currently sits on the boards of NewPage Holding Corporation, NewPage Group and Ballard Power Systems Inc. Mr. Suwyn has previously served as a senior member of the operations team of Cerberus and as an advisor to Cerberus. Cerberus is the indirect holder of a majority of the outstanding shares of our common stock.

Robert G. Warden has served as a member of our Board since May 2004. Mr. Warden is a Managing Director of Cerberus, which he joined in February 2003. Prior to joining Cerberus, Mr. Warden was a Vice President at J.H. Whitney from May 2000 to February 2003, a principal at Cornerstone Equity Investors LLC from July 1998 to May 2000 and an associate at Donaldson, Lufkin & Jenrette from July 1995 to July 1998. Mr. Warden graduated with an AB from Brown University in 1995. Cerberus is the indirect holder of a majority of the outstanding shares of our common stock.

M. Richard Warner has served as a member of our Board since March 2008. Mr. Warner is a consultant for Cerberus and has served as the Interim Chief Financial Officer of Hilco Receivables, LLC, a Cerberus portfolio company, since February 2009. Prior to his work with Cerberus and Hilco Receivables, Mr. Warner was employed for more than 20 years in a variety of capacities at Temple-Inland Inc., most recently as a Senior Advisor during 2006, President from 2003 to 2005, Vice President & Chief Administrative Officer from 1999 to 2003 and Vice President & General Counsel from 1994 to 2002. Prior to joining Temple-Inland, Mr. Warner was a commercial lawyer in private practice. Mr. Warner currently serves on the boards of Balcones Resources Inc. and Hilco Receivables, LLC. Mr. Warner received his BBA degree, magna cum laude, from Baylor University and his Juris Doctor degree from Baylor University Law School. Cerberus is the indirect holder of a majority of the outstanding shares of our common stock.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties who wish to send communications, including recommendations for director nominees, to our Board or any individual director may do so by writing to the Board of Directors, in care of our secretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Your letter should indicate whether you are a stockholder. Depending on the subject matter, our secretary will, as appropriate:

•	forward the communication to the director to whom it is addressed or, in the case of communications addressed to the Board of Directors generally, to the chairman;

•	attempt to handle the inquiry directly where it is a request for information about us; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper topic.

Communications from interested parties that are complaints or concerns relating to financial and accounting methods, internal accounting controls or auditing matters should be sent to the chairman of the Audit Committee, following the procedures set forth above. Director nominations will be reviewed for compliance with the requirements identified under “Submission of Stockholder Proposals” on page 30 of this proxy statement and if they meet such requirements, will be promptly forwarded to the director or directors identified in the communication.

All communications will be summarized for our Board on a periodic basis and each letter will be made available to any director upon request.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 3, 2009 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by (1) each director or director nominee, (2) each named executive officer, (3) all executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock. Unless otherwise noted, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Pursuant to the rules of the SEC, shares of our common stock that a beneficial owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing percentage ownership of such owner.

	Number of Shares	Percentage of Shares
Name of Beneficial Owner	Beneficially Owned	Outstanding(9)

Stephen Feinberg(1)(2)	18,100,000	55.45%
Howard S. Cohen(3)	1,150,000	3.50%
George R. Judd(4)	927,497	2.84%
Howard D. Goforth	258,123	*
Dean A. Adelman(5)	195,930	*
Richard S. Grant(6)	20,000	*
Richard B. Marchese(7)	10,000	*
Steven F. Mayer(8)	0	0
Charles H. McElrea	350,000	1.07%
Alan H. Schumacher	7,750	*
Mark A. Suwyn	0	0
Robert G. Warden(2)	0	0
M. Richard Warner	0	0
Directors and executive officers as a group (12 persons)	2,919,300	8.85%

*	Less than one percent.

(1)	Cerberus ABP Investor LLC is the record holder of 18,100,000 shares of our common stock. Mr. Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus ABP Investor LLC. Thus, pursuant to Rule 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 18,100,000 shares of our common stock.

(2)	The address for Messrs. Feinberg and Warden is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, NY 10171.

(3)	Mr. Cohen’s ownership includes options to purchase 250,000 shares of our common stock which are exercisable as of April 3, 2009, or that will become exercisable within 60 days of that date.

(4)	Mr. Judd’s ownership includes options to purchase 47,188 shares of our common stock which are exercisable as of April 3, 2009, or that will become exercisable within 60 days of that date.

(5)	Mr. Adelman’s ownership includes options to purchase 26,701 shares of our common stock which are exercisable as of April 3, 2009, or that will become exercisable within 60 days of that date.

(6)	Mr. Grant’s ownership includes options to purchase 10,000 shares of our common stock which are exercisable as of April 3, 2009, or that will become exercisable within 60 days of that date.

(7)	Mr. Marchese’s ownership includes options to purchase 10,000 shares of our common stock which are exercisable as of April 3, 2009, or that will become exercisable within 60 days of that date.

(8)	The address for Mr. Mayer is c/o Cerberus California, LLC., 11812 San Vicente Boulevard, Los Angeles, CA 90049.

(9)	The percentage calculations are based on 32,642,043 shares of our common stock outstanding on April 3, 2009.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such reports received by us with respect to transactions during 2008, or written representations from certain reporting persons, we believe that our directors, executive officers and persons who own more than 10% of our equity securities have complied with all applicable filing requirements for 2008.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors, referred to in this discussion as the Committee, is responsible for reviewing, establishing and approving the compensation of our named executive officers. Compensation paid to our Chief Executive Officer, Chief Financial Officer and the other named executive officers identified in the Summary Compensation Table is set forth under “Compensation of Executive Officers” below. The following discussion and analysis focuses on compensation to our named executive officers for 2008.

The Committee regularly consults with management regarding employee compensation matters. Mr. Judd’s compensation was adjusted on November 1, 2008 when he entered into an employment agreement with the Company to serve as our Chief Executive Officer. Our Board of Directors established a Search Committee in March 2008 to lead and coordinate the search for a permanent chief executive officer. The Search Committee included Messrs. Suwyn, Schumacher, Grant, and Cohen. The Search Committee engaged an executive search firm to assist in identifying qualified candidates for the chief executive officer role. The Search Committee members interviewed internal and external candidates for the role before ultimately recommending Mr. Judd for the position. The terms of his employment agreement were established based on a review of the compensation he was receiving in his capacity as our President and Chief Operating Officer, the compensation necessary to hire a qualified chief executive officer from outside of the Company, as well as our review of the market data for chief executive officer compensation at comparator companies which was provided to the Committee by its outside compensation consultant, Hewitt Associates, in its 2008 compensation benchmarking survey.

Our Chief Executive Officer makes compensation recommendations to the Committee for the other named executive officers. The Committee also considers market factors in making decisions about our compensation program. In this regard, in 2005, the Committee retained Hewitt Associates to advise it on executive compensation matters and to provide compensation recommendations as to our executive officers. The Committee and the Company periodically discuss compensation issues and solicit compensation advice and recommendations from Hewitt. At the request of the Committee, Hewitt provided an updated compensation benchmarking study to the Company in October 2008. The following discussion and analysis, which was reviewed and approved by the Committee, analyzes the objectives and results for 2008 of our named executive officer compensation policies and procedures.

Compensation Policies and Objectives

Our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of certain individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company.

Our executive compensation program is based on the following principles:

•	Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;

•	Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhances the individual executive’s performance;

•	Where possible, a significant component of total direct compensation should consist of variable compensation;

•	Total compensation opportunity should be comparable to the median ranges in the marketplace within which we compete; and

•	Increased compensation can be earned through an individual’s increased contribution to the Company.

Compensation programs in which our named executive officers participate are designed to be competitive with the compensation programs of companies with whom we compete for executive talent in order to enhance our ability to attract and retain key executive leadership. In this regard, the Committee directed the Company to engage Hewitt Associates to perform a benchmark study of the Company’s compensation structure in 2008. In evaluating our compensation program, the Committee considered the level of compensation paid to executive officers in comparable executive positions within a comparator group consisting of eighteen distribution companies and two building products companies selected by BlueLinx with annual revenues between $645 million and $10.8 billion. The companies within the group were selected based on size, industry focus and organizational status and we believe as a group they represent the appropriate comparable labor market for executive talent. This group comprised the following companies: Amcon Distributing Company; Andersons Inc.; Applied Industrial Technologies Inc.; Beacon Roofing Supply Inc.; Building Materials Holding Corporation; Builders FirstSource Inc.; Fastenal Company; GATX Corp.; Genuine Parts Company; Huttig Building Products Inc.; Interline Brands Inc.; MSC Industrial Direct; Nash Finch Co.; RSC Holdings Inc.; Rush Enterprises Inc.; United Rentals Inc.; Universal Forest Products; Watsco Inc.; Wesco International Inc.; and WW Grainger Inc.

Hewitt’s comprehensive benchmarking study focused on a number of elements to compare the Company to companies within these comparator groups, including base salaries, target bonuses and actual bonuses paid, actual annual equity awards, total cash compensation, benefits and total compensation. The Company and the Committee reviewed information from these comparator companies to assist them in establishing the compensation program for the Company, setting our executive officers’ compensation and benefits to be competitive with those of executive officers in similar positions at these comparator companies and to achieve a balance of incentives to help achieve our performance objectives. The Committee periodically consults with Hewitt on compensation issues and may periodically engage consultants in the future to advise on the ongoing competitiveness of our compensation programs as warranted. In addition, the Committee periodically reviews and revises salary ranges and total compensation programs to develop compensation ranges that it believes will position us within the same range as market salaries for similar positions in our industry based on market information obtained from consultation with Hewitt, informal market surveys, various trade group publications and other publicly available information.

Elements of Compensation

Compensation for our named executive officers consists of four general components:

•	Base salary;

•	Annual performance-based cash awards;

•	Long-term equity incentive compensation; and

•	Other perquisite and benefit programs.

The appropriate mix and amount of compensation for each executive officer varies based on the level of the executive’s responsibilities, as determined by the Committee in consultation with our Chief Executive Officer. Our Chief Executive Officer’s compensation structure is largely established by his employment agreement. The Committee may increase any component of compensation provided by an employment agreement to any of our named executive officers. There is no established policy or formula for allocating any individual’s total compensation between cash and non-cash, or between short-term and long-term incentives. This approach is designed to provide the Company with flexibility to respond to marketplace and individual factors in attracting and retaining executive talent and encouraging performance.

Several members of the Company’s executive team are relatively new to BlueLinx or new to their positions with the Company and therefore certain elements of their compensation, including base salary and, in some cases, short and long-term incentives, were established in an effort to attract them to join BlueLinx or in connection with their promotion. In establishing these compensation structures, the Committee applied the principles described in this discussion below, as well as individual considerations to attract the executive officer to join BlueLinx or in connection with a promotion.

•	Mr. Judd, our President and Chief Executive Officer, entered into an employment agreement with the Company in November 2008, which was approved by the full Board of Directors. Pursuant to the agreement, his annual base salary was established at $600,000. Prior to entering into this agreement, Mr. Judd served as the Company’s President and Chief Operating Officer with an annual base salary of $450,000. Mr. Judd’s salary was adjusted to reflect his new responsibilities as chief executive officer of the Company. The Committee also reviewed the Hewitt Associates benchmark study and considered the level of compensation paid to chief executive officers within the comparator group of companies as a factor in establishing his new base salary.

•	Mr. Cohen, our current Chairman and former Executive Chairman and Interim Chief Executive Officer entered into an agreement with the Company in March 2008 to serve as our Interim Chief Executive Officer until we employed a permanent chief executive officer. In establishing Mr. Cohen’s compensation as Interim Chief Executive Officer, the Committee considered the fact that Mr. Cohen resigned from his position as a member of Cerberus’ operations team so he could be heavily involved in the Company’s operations during this transition period. The Committee determined it was critical to have an experienced chief executive officer lead the Company and protect its shareholders during the historic cyclical housing downturn and it would be extremely difficult to operate without a chief executive officer for the time period necessary to conduct an appropriate search for a permanent candidate. Mr. Cohen’s Employment Agreement provided him with a base salary at the rate of $750,000 per year. Pursuant to the terms of his Employment Agreement, he received options to purchase 750,000 shares of the Company’s common stock and a restricted stock award of 750,000 restricted shares of the Company. Mr. Cohen’s employment agreement was terminated on November 1, 2008, when the Company appointed Mr. Judd as its new Chief Executive Officer. At that time, he continued to serve as Executive Chairman with a base salary of $750,000 but no longer participated in any of the Company’s incentive plans. Effective April 1, 2009, Mr. Cohen’s annual salary was reduced to $240,000 and he is no longer employed by the Company. He continues to serve as Chairman of the Board of Directors.

•	Mr. Goforth, our Chief Financial Officer and Treasurer, entered into an employment agreement with BlueLinx effective February 18, 2008. Mr. Goforth’s annual base salary was established at the rate of $325,000 per year, prorated for the portion of any partial year during which he is employed by the Company. Mr. Goforth also received 60,000 restricted shares of the Company’s common stock on February 18, 2008 as part of his incentive package to join the Company. He received additional equity grants described below pursuant to the Company’s long term equity incentive plan. Based on his performance in 2008, particularly as it related to managing the Company’s working capital and generating free cash flow for the Company and its shareholders, the Compensation Committee recommended that Mr. Goforth’s base salary be increased to $375,000 beginning in January 2009. Mr. Goforth requested that this recommended salary increase be deferred until business conditions improve and his annual base salary remained unchanged from 2008.

•	The annual base salary of Mr. Goodwin, our former Senior Vice President, Supply Chain, was $267,048 in 2008. Mr. Goodwin was not covered by an employment agreement governing the terms of his compensation. His annual base salary was adjusted to $400,000 beginning in January 2009 based on the terms of the retention incentive agreement he and the Company entered into on April 1, 2008 as further discussed below. Mr. Goodwin departed the Company on April 1, 2009. In connection with his departure, Mr. Goodwin received a severance payment of $500,000.

•	The annual base salary of Mr. Adelman, our Chief Administrative Officer, was $233,034 for 2008. Mr. Adelman is not covered by an employment agreement governing the terms of his compensation. His base salary was adjusted to $315,000 beginning in January 2009 in connection with his increased responsibilities related to his promotion from Vice President — Human Resources to Chief Administrative Officer. The Committee also reviewed the Hewitt Associates benchmark study and considered the level of compensation paid to executive officers in comparable executive positions to Mr. Adelman within the comparator group of companies to establish his new base salary.

The Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation on an annual basis. Our former Chief Executive Officer presented recommendations and proposals on 2008 compensation, which were developed in consultation with our Chief Administrative Officer and other Company representatives, to the Committee, including recommended base salaries, recommended structure, target levels and payout levels for the annual cash bonus program under the Company’s short term incentive plan (“STIP”), and recommended equity awards to executive officers, and management’s rationale for its recommendations. The Compensation Committee considered these recommendations before determining compensation.

Base Salary

Base salaries represent a fixed portion of named executive officer compensation and vary by job responsibility. We provide base salary because it is standard in the marketplace and provides a stable part of compensation to encourage retention. Named executive officer salaries generally are reviewed and approved annually by the Committee. Additionally, periodic salary adjustments are considered upon a promotion, change in job responsibility or when otherwise necessary for equitable reasons. The Chief Executive Officer’s base salary was established in his employment agreement, and the Committee consults with the Chief Executive Officer regarding the salaries of the other named executive officers. The Committee then considers such matters and approves base salary as to the named executive officers. The Committee primarily considers the recommendations of the Chief Executive Officer, market data, a general review of the executive’s compensation (individually and relative to the other executives), and the individual performance of the executive.

Annual Bonuses

We utilize cash bonuses as an incentive to promote achievement of individual and Company performance goals. This component of compensation places more emphasis on our annual financial performance and the potential rewards associated with future performance of the Company and the individual executive. Annual bonuses are determined based on agreements with the individual executive as well as pursuant to the Company’s STIP. Cash incentives are designed to:

•	Support our strategic business objectives;

•	Promote the attainment of specific financial goals;

•	Reward achievement of specific performance objectives; and

•	Encourage teamwork.

Under the STIP, an annual bonus pool is established and funded based solely on performance as measured against established business and/or financial goals at different levels of the Company’s operating structure. The Committee establishes the bonus pool based on Company performance. In general, the bonus pool is allocated to each participant based on the participant’s “target bonus percentage” (a percentage of such participant’s current base salary) and the extent to which the Company and/or such participant’s operating group(s) meets the established business and/or financial goals. Each of the named executive officers is a participant in the STIP, and each of their annual bonuses are subject to adjustment by the Committee, in its discretion, based on the executive’s individual performance and contribution to the Company during the year. The threshold, target and maximum bonus percentages for 2008 for each of the named executive officers as a percentage of each executive’s base salary were as follows:

	Threshold	Target	Maximum

Howard S. Cohen	37.5%	75%	150%
George R. Judd	32.5%	65%	130%
H. Douglas Goforth	30.0%	60%	120%
Duane G. Goodwin	32.5%	65%	130%
Dean A. Adelman	22.5%	45%	90%

In February 2008, the Committee approved the STIP goals for 2008, which provide for cash incentives upon the achievement of pre-established corporate goals. At such time, the Committee established the financial goals used in establishing bonus targets for 2008 under the STIP.

Generally, the Committee sets the target levels for financial performance metrics for the STIP in alignment with the Company’s strategic plan. In making the annual determination of the threshold, target and maximum levels, the Committee may consider specific circumstances facing the Company during the year. For 2008, 50% of a named executive officer’s potential STIP award was based on corporate earnings before interest, tax, depreciation and amortization (EBITDA) targets and 50% of the potential STIP was based on corporate free cash flow targets. Each objective is measured separately against a threshold, target and maximum goal. For 2008, these goals were as follows:

	Threshold ($)	Target ($)	Maximum ($)
	(In millions)

EBITDA	5.2	6.2	33.0
Free Cash Flow	0	0	20.0

We define EBITDA for the these purposes as net earnings plus interest, taxes, depreciation and amortization, as adjusted for non-cash items and other items that are allowed at the discretion of the Committee. We define free cash flow as operating cash flow minus capital expenditures.

For purposes of STIP calculations, during 2008 the Company achieved EBITDA of $11.2 million and free cash flow of $176.4 million. The Committee determined that the Company’s EBITDA achievement fell between the target and maximum payout levels for the named executive officers and free cash flow achievement exceeded the maximum payout level. The named executive officers were awarded the following bonuses based on the Company’s achievement of these financial metrics established by the Committee in February 2008.

Howard S. Cohen	$597,646
George R. Judd	$466,172
H. Douglas Goforth	$310,781
Duane G. Goodwin	$276,645
Dean A. Adelman	$250,000

Mr. Adelman’s STIP award included a discretionary bonus in the amount of $82,871. The Committee awarded Mr. Adelman this discretionary bonus in recognition for his achievements during 2008 and the additional responsibilities he assumed in 2008 with his promotion from Vice President, Human Resources to Chief Administrative Officer. The Committee may in the future exercise similar discretion as to awards outside the STIP based on relevant factors at such time.

In February 2008, the Committee also approved a quarterly cash bonus program for the named executive officers whereby each named executive officer is eligible to receive a quarterly cash bonus for each quarter the Company exceeds its free cash flow plan for the quarter by more than $1 million. The Committee approved this plan to incent the named executive officers to aggressively manage the Company’s cash flow and protect the Company’s resources during the continuing decline in the housing market. The Company exceeded its quarterly free cash flow plan by more than $1 million for every quarter during 2008 and the following cash bonus awards were paid during the year to the named executive officers under the plan:

Howard S. Cohen	$60,000
George R. Judd	$80,000
H. Douglas Goforth	$80,000
Duane G. Goodwin	$80,000
Dean A. Adelman	$80,000

For 2009, the Committee established the named executive officers’ STIP financial performance objectives to be EBITDA (50%) and free cash flow (50%). Due to the continued weak outlook for the housing market, we believe it will be a challenge to achieve the target financial goals in 2009 for funding of the STIP at its target funding level. The maximum financial goals were designed to be difficult to achieve, and we believe they will be.

Long Term Equity Incentive Plan

The purpose of our Long Term Equity Incentive Plan, or LTIP, is to provide an incentive to our employees to work towards the achievement of our long term performance goals. A further purpose of the LTIP is to provide a means through which we may better attract able individuals to become employees of the Company by providing these individuals with stock ownership. We also consider the program a key retention tool. For all of these reasons, we believe this component of compensation further advances and aligns the interests of the Company and its stockholders. LTIP grants are made annually. On May 29, 2007, the Compensation Committee resolved to set the date on which annual LTIP grants would be made to executive officers to the second Tuesday of each fiscal year. The Committee has the discretion to make additional LTIP grants at any time during the year. Such grants generally will be in connection with new hires or promotions within the Company.

In making decisions regarding long-term equity incentive awards for named executive officers, the Committee reviews the comparable equity award data for similar positions in our industry, market data and data from our compensation consultant, and also considers other relevant factors, such as each individual’s performance and responsibilities.

On January 8, 2008, the Committee awarded a total of 529,609 shares of restricted stock and 587,067 performance shares to the Company’s executives, which included the following grants to the named executive officers: Mr. Judd (87,092 restricted shares and 96,558 performance shares); Mr. Goodwin (45,000 restricted shares and 45,000 performance shares); Mr. Adelman (23,203 restricted shares and 25,725 performance shares); Mr. Macadam (122,549 restricted shares and 135,870 performance shares) and Ms. Wentworth (65,359 restricted shares and 72,464 performance shares). Messrs. Macadam and Goodwin and Ms. Wentworth’s awards were forfeited when they left the Company. The awards were structured so that each executive officer received 50% of their LTIP grant date fair value in the form of restricted shares and 50% of the grant date fair value in the form of performance shares. The restricted stock awards vest five years from the date of the grant but are subject to accelerated vesting in the event the Company’s stock price reaches the following pre-established levels for at least 90 consecutive days:

Cumulative Percentage
of Award Shares Vested

Average Company Share Price Increases to $4.14	33.333%
Average Company Share Price Increases to $4.76	66.66%
Average Company Share Price Increases to $5.48	100%

In no event can greater than 33.333% of the awards vest before one year from the date of the grant. These vesting targets were determined based on compounded stock price appreciation of 15% from the market price of our common stock of $3.60 on the date of the grant and are used for compensatory purposes only. This rate of stock price appreciation is not the Committee’s or the Company’s estimate or projection of future prices for the Company’s stock. On May 16, 2008, 33.333% of the January 2008 restricted share awards vested for those executives who were still employed by the Company on that date based on the appreciation in the Company’s common stock price.

The number of performance shares issued to each executive represents a target number of shares to be issued to the recipient at the conclusion of the performance cycle on December 31, 2010 (subject to accelerated vesting in the event of a change of control, as defined in the LTIP). The performance measure vesting schedule in the award agreement is used to determine the actual amount of shares of Company common stock to be issued to the recipient, based on whether or not the Company meets certain targets for return on net assets for the performance period of 2008 through 2010. Based on the Company’s financial results for 2008, the Company currently believes the actual number of shares that will vest will be below the target number of performance shares issued in January 2008. These targets were approved by the Compensation Committee in conjunction with the grant of performance share awards. Pursuant to the terms of the performance measure vesting schedule, a recipient may earn 0% to 150% of the number of targeted shares awarded to him or her in the Performance Share Award Agreement.

Additionally, pursuant to the terms of his Employment Agreement, on March 10, 2008, Mr. Cohen received options to purchase 750,000 shares of the Company’s common stock and a restricted stock award of 500,000 restricted shares of the Company. Mr. Cohen received an additional 250,000 restricted shares of the Company’s common stock on June 10, 2008 also pursuant to his Employment Agreement. The restricted shares and the options vest in three equal annual installments beginning on March 10, 2009. The exercise price of the options is $4.66 per share based upon the price of the Company’s common stock on the New York Stock Exchange at the time of the grant.

Pursuant to the terms of his Employment Agreement, Mr. Goforth was issued 40,000 shares of restricted stock and 42,000 performance shares subject to similar time and performance based vesting criteria as was established by the Committee for similar executive level grants issued to Company executives on January 8, 2008. Mr. Goforth vested in 13,333 of the shares of restricted stock on September 29, 2008 based on the appreciation in the Company’s common stock price. In addition, Mr. Goforth received 60,000 restricted shares of the Company’s common stock on February 18, 2008 as part of his incentive package to join the Company. The shares vest three years from the date of grant, but if Mr. Goforth’s employment is terminated without cause or if he resigns for good reason within the first three years, these 60,000 shares will immediately vest.

Further information on equity ownership can be found below in “Compensation of Executive Officers.”

Defined Contribution Plan

The Company historically provides retirement benefits to the named executive officers, including matching contributions, under the terms of its tax-qualified 401(k) defined contribution plan. The Company suspended its matching contributions to the 401(k) plan for all employees for 2009 until business conditions improve. The named executive officers participate in the plan on substantially the same terms as our other participating employees. We believe that these benefits are comparable to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable, competitive in the market and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The named executive officers are generally provided a car allowance, payment of certain club dues, life insurance and reimbursement for relocation expenses, if applicable. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Costs of the perquisites and personal benefits described above for the named executive officers for 2008 that meet the threshold established by SEC regulations are included in the Summary Compensation Table in this Proxy Statement in the “All Other Compensation” column. See “Compensation of Executive Officers.”

Employment Agreements

Employment Agreement with Chief Executive Officer

We entered into an employment agreement with George R. Judd to serve as our Chief Executive Officer effective November 1, 2008. The Employment Agreement expires on November 1, 2010, except that it will be renewed automatically for an additional one-year period unless ninety days prior written notice is given by either party in advance of any one-year period. The Employment Agreement provides that, in his new capacity, Mr. Judd will receive a base salary at the rate of $600,000 per year. Mr. Judd shall also be eligible to receive an annual bonus pursuant to the terms of our annual bonus plan, with the annual bonus potential to be a target of 100% of his base salary up to a maximum of 200% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee in advance for each fiscal year in accordance with the terms of the applicable bonus plan. In addition, the Employment Agreement provides that Mr. Judd is eligible to participate in all benefit programs for which senior executives are generally eligible.

Under his Employment Agreement, the Company may terminate Mr. Judd’s employment for cause or without cause. If Mr. Judd’s employment is terminated without cause or he resigns for good reason, the Employment Agreement provides Mr. Judd with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the cash bonus amount received by Mr. Judd for the fiscal year prior to the year of the termination of his employment, payable in twelve equal monthly installments commencing six months after the date of termination.

Employment Agreement with former Interim Chief Executive Officer

We entered into an agreement with Howard S. Cohen to serve as our Interim Chief Executive Officer effective March 10, 2008. Mr. Cohen’s employment term as Interim Chief Executive Officer expired on November 1, 2008 when we appointed Mr. Judd as our Chief Executive Officer. Mr. Cohen continued to serve as our Executive Chairman until April 1, 2009 when he assumed the role of non-executive Chairman of our Board. The Employment Agreement provided that Mr. Cohen receive a base salary at the rate of $750,000 per year. Mr. Cohen was also eligible to receive an annual bonus pursuant to the terms of the STIP, with the annual bonus potential to be a target of 75% of his base salary up to a maximum of 150% of base salary, based upon satisfaction of performance goals and bonus criteria defined and approved by the Compensation Committee in advance of the fiscal year in accordance with the terms of the STIP. In addition, the Employment Agreement provided that Mr. Cohen is eligible to participate in all benefit programs for which senior executives are generally eligible.

Pursuant to the terms of his Employment Agreement, on March 10, 2008, Mr. Cohen received options to purchase 750,000 shares of the Company’s common stock and a restricted stock award of 500,000 restricted shares of the Company. Mr. Cohen received an additional 250,000 restricted shares on June 10, 2008 also pursuant to the terms of his Employment Agreement. The exercise price of the options is $4.66 per share based upon the closing price of the Company’s common stock on the New York Stock Exchange on the date preceding the date of the grant. All of the options and the shares of restricted stock vest in three equal annual installments beginning on March 10, 2009.

Employment Agreement with former Chief Executive Officer

We entered into an employment agreement with Stephen E. Macadam to serve as our Chief Executive Officer effective October 20, 2005. Mr. Macadam resigned from BlueLinx effective March 10, 2008. The employment agreement, as amended, was scheduled to expire on December 31, 2009. Pursuant to his employment agreement, Mr. Macadam’s annual base salary was established at the rate of $750,000 for 2007. Mr. Macadam was also eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan, with the annual bonus potential to be a target of 75% of his base salary up to a maximum of 150% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year in accordance with the terms of the bonus plan. For 2006, Mr. Macadam was guaranteed to receive a minimum bonus of 50% of his base salary, and in 2007 and thereafter Mr. Macadam was to participate in the STIP. For each of 2006, 2007 and 2008, Mr. Macadam was also entitled to receive an annual equity grant equivalent to $750,000 in value, payable in the form of awards of stock options and/or shares of restricted stock under the Company’s long-term equity incentive plan as then in effect, all on such terms and conditions as the Committee determined in accordance with the provisions of such plan. In addition, the employment agreement provides that Mr. Macadam is eligible to participate in all benefit programs for which senior executives are generally eligible. Mr. Macadam was awarded a discretionary bonus of $225,000 for 2007 under the STIP. Mr. Macadam did not receive any compensation upon or in connection with his resignation from the Company.

Employment Agreement with Chief Financial Officer

Mr. Goforth’s employment agreement with BlueLinx was effective February 18, 2008. The Agreement is scheduled to expire on February 18, 2011, except that it will be renewed automatically for one additional year unless either party provides prior written notice of non-renewal thirty days in advance of the original expiration date. Mr. Goforth’s annual base salary shall be paid at the rate of $325,000 per year, prorated for the portion of any partial year during which he is employed by the Company. Mr. Goforth shall also be eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan, with the annual bonus potential to be a target of 60% of his base salary up to a maximum of 120% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year in accordance with the terms of the bonus plan. For 2008, Mr. Goforth was issued 40,000 shares of restricted stock and 42,000 performance shares subject to similar time and performance based vesting criteria as was established by the Committee for similar executive level grants issued to Company executives on January 8, 2008. In addition, the Agreement provides that Mr. Goforth is eligible to participate in all benefit programs for which senior executives are generally eligible.

Mr. Goforth also received 60,000 restricted shares of the Company’s common stock on February 18, 2008 as part of his incentive package to join the Company. The shares were issued pursuant to the Company’s 2004 Long Term Equity Incentive Plan. The shares vest over a three-year period, but if Mr. Goforth’s employment is terminated without cause or if he resigns for good reason within the first three years, these 60,000 shares will immediately vest.

Under his Agreement, the Company may terminate Mr. Goforth’s employment for cause or without cause. If Mr. Goforth’s employment is terminated without cause or he resigns for good reason, the Agreement provides Mr. Goforth with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the cash bonus amount equal to the target bonus amount Mr. Goforth was eligible to receive for the fiscal year prior to the year of the termination of his employment. Such sum is payable in twelve equal monthly installments commencing six months after the date of termination. The Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of eighteen months following his date of termination.

Employment Agreement with former Chief Financial Officer

Ms. Wentworth’s employment agreement with BlueLinx was effective January 22, 2007. The Agreement was scheduled to expire on December 31, 2009. Ms. Wentworth resigned from BlueLinx effective February 15, 2008. Ms. Wentworth’s annual base salary was established at the rate of $400,000 per year prorated for the portion of any partial year during which she was employed by the Company. Ms. Wentworth was also eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan, with the annual bonus potential to be a target of 60% of her base salary up to a maximum of 120% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year in accordance with the terms of the bonus plan. For 2007, Ms. Wentworth was guaranteed to receive a bonus of 60% of her base salary. For each of 2007, 2008 and 2009, Ms. Wentworth was also entitled to receive an annual equity grant equivalent to $400,000 in value payable in the form of awards of stock options and/or shares of restricted stock under the Company’s long-term equity incentive plan as then in effect, all on such terms and conditions as the Committee determined in accordance with the provisions of such plan. In addition, the Agreement provided that Ms. Wentworth is eligible to participate in all benefit programs for which senior executives are generally eligible.

Ms. Wentworth also received 10,000 restricted shares of the Company’s common stock on January 22, 2007 which vested over a one-year period. The shares were issued pursuant to the Company’s 2006 LTIP. Ms. Wentworth also received an option to purchase 100,000 shares of the Company’s common stock on January 22, 2007. The option was granted under the Company’s 2006 LTIP. The option vests in five equal annual installments beginning on January 22, 2008. The option exercise price of $11.22 was determined based on the closing price of the Company’s common stock on the day preceding the grant date of January 22, 2007. The restricted shares and the options were issued to Ms. Wentworth as part of her incentive package to join the Company. Ms. Wentworth’s options were forfeited upon her resignation from the Company. Ms. Wentworth did not receive any compensation upon or in connection with her resignation from the Company.

Retention Incentive Agreement with Senior Vice President, Supply Chain

We entered into a retention incentive agreement with Duane G. Goodwin on April 1, 2008 in recognition of Mr. Goodwin’s significant contributions to the Company and the Company’s desire for Mr. Goodwin to remain employed with the Company following the departure of Mr. Macadam. The agreement provided for an increase in Mr. Goodwin’s annual salary to $400,000 on January 1, 2009. The agreement further provided that if Mr. Goodwin remained employed by the Company through April 1, 2010, he would have been entitled to a monetary bonus of $500,000. Mr. Goodwin departed the Company on April 1, 2009. In connection with his departure, Mr. Goodwin received a severance payment of $500,000 from the Company.

Internal Revenue Code Section 162(m)

In making compensation decisions, the Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and meets other technical requirements. However, the Committee reserves the right to provide for compensation to executive officers that may not be deductible if it believes such compensation is in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2008 Annual Report on Form 10-K.

Mark Suwyn, Chairman
Alan Schumacher
Richard Marchese

COMPENSATION OF EXECUTIVE OFFICERS

2008 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation, for 2008, 2007 and 2006, awarded or earned by our Chief Executive Officer, our Chief Financial Officer, our former Chief Executive Officer, our former Chief Financial Officer and our three most highly compensated other executive officers during 2008. We refer to these individuals as our “named executive officers.”

						Non-Equity
				Stock	Option	Incentive	All Other
		Salary	Bonus	Awards	Awards	Plan Comp.	Comp.	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)	($)

Howard S. Cohen,	2008	605,769	0	1,004,022	469,279	657,646	88,615	2,825,331
Chairman and Former Interim CEO(3)
George R. Judd,	2008	473,077	0	580,650	88,714	546,172	29,630	1,718,243
President and Chief	2007	428,462	0	304,439	88,714	120,000	29,972	971,587
Executive Officer(4)	2006	297,731	0	87,110	88,714	0	29,243	502,798
H. Douglas Goforth,	2008	281,250	0	229,355	0	390,781	110,623	1,012,009
CFO & Treasurer(5)
Duane G. Goodwin,	2008	267,048	0	220,630	60,679	356,645	12,832	917,834
Former SVP, Supply Chain(6)	2007	261,655	0	81,524	60,678	50,000	13,004	466,861
Dean A. Adelman,	2008	233,034	82,871	155,110	41,894	247,129	14,808	774,846
Chief Administrative Officer(7)
Stephen E. Macadam,	2008	158,654	0	0	0	0	16,795	175,449
Former CEO(8)	2007	750,000	0	430,306	838,778	225,000	31,572	2,275,656
	2006	700,000	350,000	148,446	838,778	0	30,205	2,067,429
Lynn A. Wentworth,	2008	53,846	0	0	0	0	13,254	67,100
Former CFO & Treasurer(9)	2007	376,923	220,000	220,636	81,800	0	25,665	925,024

(1)	Both stock and option awards are valued based on fair value of the entire grant as calculated under Statement of Financial Accounting Standards (“SFAS”) 123R, “Share Based Payment,” on the grant date. The amounts in these columns represent the compensation cost recognized by the Company for financial statement reporting purposes during the applicable fiscal year for grants made during such year and during prior years. Stock and option awards generally vest in various increments over multi-year periods. As a result, this fair value may not be indicative of the ultimate value the executive may receive under these grants. Moreover, in valuing stock and option awards, forfeitures will be disregarded. Therefore, calculations of stock and option award values will deviate from the information in the financial statements to the extent of forfeitures. See Note 5 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2008 for the valuation assumptions used in determining the fair value of the awards.

(2)	The Committee determined that the Company achieved (i) the pre-established maximum level for the Free Cash Flow financial performance target for the named executive officers in 2008 and (ii) between the pre-established target and maximum level for the EBITDA financial performance target for named executive officers in 2008. Pursuant to the terms of his employment agreement, Mr. Cohen’s payout was prorated for the period during the year while he served as Interim Chief Executive Officer. Any guaranteed bonuses or discretionary bonuses paid to a named executive officer are reflected separately in the column titled “Bonus.”

In 2008, the named executive officers participated in a quarterly incentive plan whereby each named executive officer was eligible to receive a payment of up to $20,000 per quarter if the Company exceeded its free cash flow plan for a particular quarter by more than $1 million. The Company achieved this target for all four quarters of 2008. Messrs. Judd, Goforth, Goodwin and Adelman received a total of $80,000 under this incentive plan and Mr. Cohen received $60,000 under the plan.

(3)	Mr. Cohen served as Interim Chief Executive Officer effective March 10, 2008 through October 31, 2008. Mr. Cohen’s “All Other Compensation” for 2008 includes an auto allowance of $8,077; insurance premiums paid by the Company of $3,570; and reimbursement of personal travel expenses to and from our Atlanta headquarters and temporary living expenses in Atlanta, as negotiated in conjunction with Mr. Cohen’s acceptance of employment as our Interim Chief Executive Officer of $76,968.

(4)	Mr. Judd was appointed Chief Executive Officer effective November 1, 2008. Mr. Judd’s “All Other Compensation” for 2008 includes an auto allowance of $7,620; a club dues allowance of $6,000; insurance premiums paid by the Company of $4,903; and Company contributions to his 401(k) plan account as part of the Company’s defined contribution plan of $11,107.

(5)	Mr. Goforth joined the Company as Chief Financial Officer and Treasurer effective February 18, 2008. Mr. Goforth’s “All Other Compensation” for 2008 includes an auto allowance of $6,491; a club dues allowance of $5,077; insurance premiums paid by the Company of $3,742; relocation assistance payments made by the Company of $89,432; and Company contributions to his 401(k) plan account as part of the Company’s defined contribution plan of $5,881.

(6)	Mr. Goodwin’s “All Other Compensation” for 2008 includes insurance premiums paid by the Company of $4,070; and Company contributions to his 401(k) plan account as part of the Company’s defined contribution plan of $8,762. Mr. Goodwin departed the Company on April 1, 2009.

(7)	Mr. Adelman was promoted to Chief Administrative Officer effective May 1, 2008. Mr. Adelman was awarded a discretionary bonus in the amount of $82,871. Mr. Adelman’s “All Other Compensation” for 2008 includes insurance premiums paid by the Company of $4,070; and Company contributions to his 401(k) plan account as part of the Company’s defined contribution plan of $10,738.

(8)	Mr. Macadam resigned from his position as Chief Executive Officer effective March 10, 2008. Mr. Macadam’s “All Other Compensation” for 2008 includes an auto allowance of $2,115; a club dues allowance of $898; insurance premiums paid by the Company of $1,166; and Company contributions to his 401(k) plan account as part of the Company’s defined contribution plan of $12,616.

(9)	Ms. Wentworth resigned from her position as Chief Financial Officer and Treasurer effective February 15, 2008. Ms. Wentworth’s “All Other Compensation” for 2008 includes an auto allowance of $865; a club dues allowance of $692; insurance premiums paid by the Company of $678; and Company contributions to her 401(k) plan account as part of the Company’s defined contribution plan of $11,019.

GRANTS OF PLAN-BASED AWARDS FOR 2008

The table below sets forth information regarding all grants of awards made to the named executive officers during 2008. For further information regarding the terms of certain of these grants pursuant to employment agreements with the named executive officers, see “Compensation Discussion and Analysis — Employment Agreements and Change in Control Agreements.”

						Estimated Future				All Other		Grant Date
			Estimated Possible Payouts			Payouts Under			All Other	Option	Exercise or	Fair Value
		Compensation	Under Non-Equity Incentive			Equity Incentive			Stock	Awards	Base Price	of Stock
		Committee	Plan Awards(1)			Plan Awards(2)			Awards	# of Shares	of Option	and Option
	Grant	Approval	Threshold	Target	Max	Threshold	Target	Max	# of	Underlying	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	Shares(3)	Option	($/sh)	($)

Howard S. Cohen	N/A		281,250	562,500	1,125,000							N/A
	3/10/08								500,000			2,330,000
	3/10/08									750,000	4.66	1,702,500
	6/10/08	3/10/08							250,000			1,312,500
George R. Judd	N/A		146,250	292,500	585,000							N/A
	1/8/08								87,092			313,531
	1/8/08					48,279	96,558	144,837				347,609
Howard D. Goforth	N/A		97,500	195,000	390,000							N/A
	2/18/08								60,000			271,200
	2/18/08								40,000			180,800
	2/18/08					21,000	42,000	63,000				189,840
Duane G. Goodwin(4)	N/A		86,791	173,581	347,162							N/A
	1/8/08								45,000			162,000
	1/8/08					22,500	45,000	67,500				162,000
Dean A. Adelman	N/A		52,433	104,865	209,730							N/A
	1/8/08								23,203			83,530
	1/8/08					12,863	25,725	38,588				92,610
Stephen E. Macadam(4)	N/A		281,250	562,500	1,125,000							N/A
	1/8/08								122,549			441,176
	1/8/08					67,935	135,870	203,805				489,132
Lynn A. Wentworth(4)	N/A		113,077	226,154	452,308							N/A
	1/8/08								65,359			235,292
	1/8/08					36,232	72,464	108,696				260,870

(1)	These columns show the range of payouts targeted for 2008 performance under the Company’s STIP as described in the section titled “Annual Bonuses” in the Compensation Discussion and Analysis and are based on the named executive officer’s base salary for 2008. The Committee determined that the Company achieved (i) the pre-established maximum level for the free cash flow financial performance target for the named executive officers in 2008 and (ii) a level between the pre-established target and maximum level for the EBITDA financial performance target for named executive officers in 2008. Pursuant to the terms of his employment agreement, Mr. Cohen’s payout was prorated for the period during the year while he served as Interim Chief Executive Officer.

(2)	The performance shares issued to each executive represent a target number of shares to be issued to the recipient at the conclusion of the performance cycle on December 31, 2010, pursuant to the terms of the performance measure vesting schedule in the award agreement (subject to accelerated vesting in the event of a change of control, as defined in the 2006 LTIP). The performance measure vesting schedule is used to determine the actual amount of shares of Company common stock to be issued to the recipient, based on the Company meeting certain targets for return on net assets during the performance cycle of 2008 through 2010. These targets were approved by the Compensation Committee in conjunction with the grant of performance share awards. Pursuant to the terms of the performance measure vesting schedule, a recipient may earn between 0% to 150% of the number of targeted shares awarded to him or her in the Performance Share Award Agreement. Based on the Company’s financial results for 2008, the Company currently believes the actual number of shares in which the executives will vest will be below the target number of performance shares issued in January 2008.

(3)	The restricted stock grants disclosed in the table were all issued pursuant to the Company’s 2004 or 2006 LTIP. Mr. Cohen’s awards vest in three equal annual installments beginning on March 10, 2009. Mr. Goforth received an award of 60,000 shares of restricted stock scheduled to vest three years from the date of grant on February 18, 2011. Each of the other restricted stock awards vest five years from the date of grant, subject to accelerated vesting. Pursuant to the accelerated vesting provision of the Restricted Stock Award Agreement, a percentage of the stock award vests upon the attainment of a specified average company share price, as defined in the Restricted Stock Award Agreement (and above under “Long Term Equity Incentive Plan”), with no more than 33.333% of the award shares vesting before January 8, 2009.

(4)	All of Messrs. Macadam and Goodwin’s and Ms. Wentworth’s awards were forfeited upon their resignation from the Company.

2008 OUTSTANDING EQUITY AWARDS AT YEAR END

The following table sets forth certain information with respect to unexercised stock options and unvested shares of restricted stock held on January 3, 2009 by each of our named executive officers.

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market or
								Market	Number of	Payout Value
	Number of	Number of						Value of	Unearned	of Unearned
	Securities	Securities				Number of		Shares of	Shares, Units,	Shares, Units
	Underlying	Underlying		Option		Shares of		Stock That	or Other	or Other
	Unexercised	Unexercised		Exercise	Option	Stock That		Have Not	Rights That	Rights That
	Options	Options		Price	Expiration	Have Not		Vested	Have Not	Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested		($)(1)	Vested (#)(8)	Vested ($)(1)

Howard S. Cohen	0	750,000	(2)	4.66	3/10/18	750,000	(2)	1,882,500	0	0
George R. Judd	47,187	31,460	(3)	14.01	6/5/16	123,918		311,034	107,167	268,989
Howard D. Goforth	0	0		—	—	86,667		217,534	42,000	105,420
Duane G. Goodwin(5)	30,000	20,000	(3)	13.50	1/03/16	47,635		119,564	47,827	120,046
	12,702	8,467	(3)	14.01	6/5/16
Dean A. Adelman	14,000	1,500	(4)	10.29	11/9/15	33,104		83,091	28,552	71,666
	12,702	8,467	(3)	14.01	6/5/16
Stephen E. Macadam(6)	—	—		—	—	—		—	—	—
Lynn A. Wentworth(7)	—	—		—	—	—		—	—	—

(1)	Computed based on the closing price of our common stock on January 2, 2009 of $2.51.

(2)	These equity awards vest in three equal installments on each of March 10, 2009, 2010 and 2011.

(3)	These unvested options vest ratably over a two-year period beginning January 3, 2010.

(4)	These unvested options shall vest December 31, 2009 only if the Company achieves certain performance targets established by the Board of Directors.

(5)	Mr. Goodwin departed the Company on April 1, 2009 and all of his equity awards were forfeited.

(6)	Mr. Macadam resigned from his position as Chief Executive Officer effective March 10, 2008.

(7)	Ms. Wentworth resigned from her position as Chief Financial Officer and Treasurer effective February 15, 2008.

(8)	The number of shares reported is the threshold number of performance shares granted in March 2007 (based on 2008 performance below threshold goals for these shares) and the target number of performance shares granted in January 2008 (based on 2008 performance between threshold and target goals for these shares). Each of the performance share grants are scheduled to vest after a three-year period if the Company exceeds certain financial metrics. Otherwise, the performance shares are forfeited.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to each vesting of restricted stock during 2008 for each of our named executive officers. Our named executive officers did not exercise any stock options in 2008.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting

Howard S. Cohen	—	—
George R. Judd	29,030	$150,375
H. Douglas Goforth	13,333	$72,065
Duane G. Goodwin	15,000	$77,700
Dean A. Adelman	7,734	$40,062
Stephen E. Macadam	—	—
Lynn A. Wentworth	10,000	$35,800

Payments upon Certain Events of Termination or Change-in-Control

As described above under “Employment Agreements,” certain of our named executive officers are entitled to receive payments in connection with the termination of their employment by the Company for certain reasons or in connection with a change in control of the Company. Additionally, our named executive officers hold equity awards issued pursuant to our 2004 LTIP and our 2006 LTIP. Options and restricted stock issued pursuant to these plans generally vest automatically upon a change in control of the Company.

The following table describes the estimated present value of unvested stock options, restricted stock awards and performance shares that would have immediately vested in the event that the named executive officer’s employment was terminated by reason of death or disability on January 3, 2009 or if a change in control of the Company occurred on such date. Mr. Macadam and Ms. Wentworth both voluntarily resigned from the Company during 2008 and neither received any compensation in connection with his or her departure.

			Value of
	Value of	Value of	Performance
	Options(1)	Restricted Stock(1)	Shares(1)	Total(1)

Howard S. Cohen	$0	$1,882,500	—	$1,882,500
George R. Judd	$0	$311,034	$151,797	$462,831
H. Douglas Goforth	—	$217,534	$35,140	$252,674
Duane G. Goodwin(2)	$0	$119,564	$56,568	$176,132
Dean A. Adelman	$0	$83,091	$40,441	$123,532
Stephen E. Macadam	—	—	—	—
Lynn A. Wentworth	—	—	—	—

(1)	Computed based on the closing price of our common stock on January 2, 2009 of $2.51.

(2)	Mr. Goodwin departed the Company on April 1, 2009. His restricted stock and performance shares were forfeited. In connection with his departure, Mr. Goodwin received a severance payment of $500,000.

In addition to accelerated vesting of outstanding equity awards, our named executive officers are entitled to receive certain other payments in connection with certain termination events. In the case of Messrs. Judd and Goforth, any of the Company’s obligations to make cash payments following the termination of their respective employment is contingent upon the executive complying with the restrictive covenants contained in their respective agreements. These restrictive covenants prohibit, during periods defined in the agreements and subject to certain limited exceptions, (i) competing with the Company, (ii) employing or soliciting Company employees, (iii) interfering with Company relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of the Company’s confidential or proprietary information. These restrictive covenants generally limit the employee’s competitive activities for a period of eighteen months to two years following the later of the expiration or termination of employment under the agreement.

In the event that any of the named executive officers’ employment is terminated by the Company “for cause”, we are only obligated to pay the executive his salary and provide the executive with fringe benefits through the date of termination.

As described above under “Employment Agreements and Change in Control Agreements,” certain of our named executive officers are entitled to receive payments in connection with their termination by the Company. The following table describes the estimated present value of payments that would have been due to the named executive officers in the event that certain termination events described below had occurred on January 3, 2009. Such amounts would be payable pursuant to the terms of their agreements with the Company as described in the footnotes to the table as well as above under “Employment Agreements and Change in Control Agreements”.

		Continuing	Outplacement
	Salary and	Medical	Services
	Bonus	Coverage	Allowance

Howard S. Cohen(1)	—	—	—
George R. Judd(2)	$1,066,172	$5,027	$25,000
H. Douglas Goforth(3)	$520,000	$5,027	$25,000
Duane G. Goodwin(4)	—	—	—
Dean A. Adelman(1)	—	—	—
Stephen E. Macadam	—	—	—
Lynn A. Wentworth	—	—	—

(1)	Messrs. Cohen and Adelman do not have an employment agreement with the Company as of January 3, 2009.

(2)	Mr. Judd would be entitled to these payments only in the event his employment was terminated either by the Company without cause or by Mr. Judd for good reason (as such terms are defined in his employment agreement).

(3)	Mr. Goforth would be entitled to these payments only in the event his employment was terminated either by the Company without cause or by Mr. Goforth for good reason (as such terms are defined in his employment agreement).

(4)	Mr. Goodwin departed the Company on April 1, 2009. In connection with his departure, Mr. Goodwin received a severance payment of $500,000 from the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the shares of our common stock that may be issued upon the exercise of options and other awards under our existing equity compensation plans as of January 3, 2009. Our stockholder-approved equity compensation plans are the 2004 Equity Incentive Plan and the 2006 Long-Term Equity Incentive Plan. We do not have any non-stockholder approved equity compensation plans.

(c)
	(a)	(b)	Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to be Issued Upon	Exercise Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	1,038,515	$6.78	2,063,183
Equity compensation plans not approved by security holders	—	n/a	—
Total	1,038,515	$6.78	2,063,183

DIRECTOR COMPENSATION FOR 2008

Shown below is information concerning the compensation for each member of the Board for 2008. Messrs. Cohen and Judd’s compensation is reported above in the 2008 Summary Compensation Table.

	Fees Earned
	or Paid
	in Cash	Total
Name	($)(1)	($)

Richard S. Grant(2)	76,250	76,250
Richard B. Marchese(3)	85,000	85,000
Charles H. McElrea	50,000	50,000
Steven F. Mayer	—	—
Alan H. Schumacher(4)	102,500	102,500
Mark A. Suwyn(5)	67,500	67,500
Robert G. Warden	—	—
M. Richard Warner	—	—

(1)	Our directors who are neither current employees of the Company nor current employees or members of Cerberus’ operations team, referred to as our outside directors, receive an annual director’s fee of $50,000. In addition, each outside director receives a fee of $1,250 for each directors’ meeting attended. Outside directors also receive a fee of $20,000 for serving as chairperson of a committee or $10,000 for being a member of a committee. Directors who are currently employed by the Company or Cerberus, or who are members of Cerberus’ operations team, do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings.

(2)	Mr. Grant serves as a member of the Audit Committee of the Board. As of January 3, 2009, Mr. Grant had fully vested options to purchase 10,000 shares of the Company’s common stock at the exercise price of $11.40 per share, which was the closing price of the stock on the New York Stock Exchange on the date preceding the grant.

(3)	Mr. Marchese serves as a member of the Audit Committee of the Board. Mr. Marchese was appointed to the Compensation Committee effective March 14, 2008. As of January 3, 2009, Mr. Marchese had fully vested options to purchase 10,000 shares of the Company’s common stock at the exercise price of $11.69 per share, which was the closing price of the stock on the New York Stock Exchange on the date preceding the grant.

(4)	Mr. Schumacher serves as the Chairman of the Audit Committee of the Board and as a member of the Compensation Committee of the Board of Directors.

(5)	Mr. Suwyn serves as Chairman of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Messrs. Marchese, Schumacher and Suwyn are the current members of the Compensation Committee. None of the current members of the Compensation Committee are current or former officers or employees of the Company. Mr. Suwyn was formerly an advisor to Cerberus.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors as required by and in compliance with the listing standards of the NYSE. The Audit Committee operates under a written charter which is posted on the Company’s website at www.bluelinxco.com. The role of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures and establishing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee held ten meetings during the year. The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accounting firm and with the appropriate financial personnel. The Audit Committee also met privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee. The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements as of and for the year ended January 3, 2009, with management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has also discussed with the independent registered public accounting firm its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee has recommended to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the year ended January 3, 2009, for filing with the SEC.

Respectfully Submitted by:

The Audit Committee of the
Board of Directors:

Alan Schumacher, Chairman
Richard Grant
Richard Marchese

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

Our law department and Corporate Secretary are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, certain of our stockholders or their immediate family members are participants to determine whether any of these “related persons” had or will have a direct or indirect material interest. In order to identify potential related person transactions, our law department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. Information regarding transactions with related persons or any violation of policy, including transactions involving a potential conflict of interest in violation of our Code of Ethical Conduct, may be anonymously reported by employees through our Business Conduct and Ethics Hotline.

If a related person transaction is identified by the law department as one which must be reported in our Proxy Statement pursuant to applicable SEC regulations, we present the transaction to the Audit Committee for its review and approval or ratification. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

Cerberus Capital Management, L.P., our equity sponsor, retains consultants that specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. We believe that the terms of these consulting arrangements are favorable to us, or, alternatively, are materially consistent with those terms that would have been obtained by us in an arrangement with an unaffiliated third party. We have normal service, purchase and sales arrangements with other entities that are owned or controlled by Cerberus. We believe that these transactions are not material to our results of operations or financial position.

Other than the transactions discussed above, for the last fiscal year there has not been, nor is there currently proposed, any “transaction,” as defined by the SEC:

•	to which we are or will be a participant;

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any “related person,” as defined by the SEC, had or will have a direct or indirect material interest.

Non-Independent Directors

Seven of the current members of our Board do not meet the independence standards promulgated under the listing standards of the NYSE. Five of the current members of our Board are either current or former employees of or advisors to Cerberus. Messrs. Mayer and Warden are currently employed by Cerberus and Mr. Warner is an advisor to Cerberus. Messrs. Cohen and Suwyn were formerly advisors to Cerberus.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

Our corporate governance guidelines, as in effect from time to time, may be found on our website, www.bluelinxco.com. Our Board intends to review its corporate governance principles, committee charters and other aspects of governance as often as necessary to remain current in all aspects of corporate governance for similarly situated companies.

Our Board has adopted a policy to self-evaluate its performance on an annual basis.

Our code of conduct and ethics, applicable to all employees and officers as well as members of our Board, as in effect from time to time, may be found on our website, www.bluelinxco.com. Any amendment to or waiver of our code of conduct and ethics for any Board member, our Chief Executive Officer, our Chief Financial Officer as well as any other executive officer will be disclosed on our website, www.bluelinxco.com.  Additionally, our corporate governance guidelines and code of conduct and ethics are available in print to any stockholder who requests them by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.

Our code of conduct and ethics provides a procedure by which employees and others may directly or anonymously, through a secure toll-free phone number, inform our management and/or the Audit Committee of any alleged violation of our code of conduct and ethics, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action.

SUBMISSION OF STOCKHOLDER PROPOSALS

We currently expect to hold our 2010 annual meeting of stockholders in May 2010. There are two different deadlines for submitting stockholder proposals for the 2010 meeting. First, if you wish to have a proposal considered for inclusion in next year’s proxy statement, you must submit the proposal in writing so that we receive it by December 17, 2009. Proposals should be addressed to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Exchange Act.

In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at the 2010 annual meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. To be timely, notice shall be delivered to our secretary before February 19, 2010, but no earlier than January 19, 2010; provided, that, in the event the date of the 2010 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the 2009 annual meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2010 annual meeting and no later than the later of 90 days before the 2010 annual meeting or 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an annual meeting of stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

DELIVERY OF PROXY MATERIALS

To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will continue to receive separate proxy cards based on their registered ownership of our common stock. Any stockholder sharing such an address who does not receive an individual proxy statement and annual report may write or call us as specified below and we will promptly send the materials to the stockholder at no cost. For future meetings, a stockholder may request separate copies of our proxy statement and annual report or request that we only send one set of these materials if the stockholder is receiving multiple copies, by writing to the Board of Directors, in care of our Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339, or by telephoning the Company at 770-953-7000.

FORM OF PROXY CARD
BLUELINX HOLDINGS INC.
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned appoints Matthew R. Nozemack and H. Douglas Goforth, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of BlueLinx Holdings Inc. held of record by the undersigned on April 3, 2009, at the Annual Meeting of Stockholders of BlueLinx Holdings Inc. to be held on May 20, 2009, and at any and all adjournments or postponements thereof. The Board of Directors unanimously recommends a vote in favor of Proposal 1 and Proposal 2.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.
(Continued and to be dated and signed on reverse side)

BLUELINX HOLDINGS INC. 2009 ANNUAL MEETING
1.	Proposal to elect Ten directors to hold office until the 2010 annual meeting of stockholders or until their successors are duly elected and qualified.
•	Howard S. Cohen
•	Richard S. Grant
•	George R. Judd
•	Richard B. Marchese
•	Steven F. Mayer
•	Charles H. McElrea
•	Alan H. Schumacher
•	Mark A. Suwyn
•	Robert G. Warden
•	M. Richard Warner

☐	FOR the nominees listed above.	☐	WITHHOLD AUTHORITY to vote for the nominee(s) listed below:

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
Dated:                                                                                                                                                                                 , 2009
Signature(s) in box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.